Exhibit 99.1

CAI International, Inc. Reports Results for the Third Quarter of 2014

SAN FRANCISCO--(BUSINESS WIRE)--October 28, 2014--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the third quarter of 2014.

Highlights

  CAI reported total revenue for the third quarter of 2014 of $59.2 million, an increase of 10% compared to the third quarter of 2013, and 7% compared to the second quarter of 2014.
  Net income attributable to CAI common stockholders for the third quarter of 2014 was $16.4 million, or $0.77 per fully diluted share. During the quarter the Company recognized net income of $1.7 million from a non-recurring settlement received from one of its customers, related to lease obligations from prior years. Excluding this settlement, non-GAAP1 earnings were $14.7 million, or $0.69 per fully diluted share.
  At the end of the third quarter of 2014, total container fleet utilization increased to 94.1% on a CEU basis, compared to 92.1% at the end of the second quarter of 2014.
  CAI purchased approximately 46,000 CEU of containers at a cost of $87 million during the third quarter of 2014. CAI has purchased approximately 109,000 CEU of containers at a total cost of $215 million in the first nine months of 2014.
  CAI ordered an additional 500 new rail cars for delivery in 2015 and the first half of 2016 for approximately $42 million. The Company has ordered a total of 1,250 new rail cars this year at a cost of approximately $106 million, of which 920 are scheduled to be delivered by the end of 2015. Of the rail cars being delivered in 2015, more than 90% are subject to letters of intent with customers with an average lease term of 7 years.
  Under CAI’s share repurchase program announced in February 2014, CAI has purchased approximately 1.5 million shares of common stock (approximately 7% of CAI’s fully diluted shares), of which approximately 0.6 million shares were purchased during the third quarter of 2014.

Net income attributable to CAI common stockholders for the third quarter of 2014 increased by 7% to $16.4 million (or $0.77 per fully diluted share), from $15.3 million (or $0.68 per fully diluted share) for the third quarter of 2013. During the quarter, CAI recognized net income of $1.7 million from a non-recurring settlement received from one of its customers, related to lease obligations from prior years. Excluding this settlement, non-GAAP1 net income per fully diluted share attributable to CAI common stockholders for the third quarter of 2014 was $0.69, compared to $0.63 per fully diluted share in the second quarter of 2014.

Total revenue for the third quarter of 2014 was $59.2 million, which included $2.0 million from the settlement referred to earlier. Excluding this settlement, total non-GAAP1 revenue for the quarter was $57.2 million, compared to $53.9 million for the third quarter of 2013, an increase of 6%. Non-GAAP1 rental revenue for the third quarter of 2014, excluding the settlement, was $53.4 million, an increase of 5% compared to $50.7 million for the third quarter of 2013, reflecting the increase in the average number of owned containers on lease. Management fee revenue for the third quarter of 2014 was $1.6 million, consistent with the third quarter of 2013. Finance lease income for the third quarter of 2014 was $2.3 million, compared to $1.7 million for the third quarter of 2013, reflecting additional finance leases entered into by CAI in the last 12 months.

Victor Garcia, Chief Executive Officer of CAI, commented, “We are very pleased with our results for this past quarter. Our total revenue increased 9.8% from the third quarter of 2013 to $59.2 million, a record revenue quarter for the Company. Net income increased to $16.4 million for the quarter, or $0.77 per share, compared to $13.4 million, or $0.60 per share, in the second quarter of 2014.”

Mr. Garcia continued, “We had a number of positive developments this quarter in both our container and rail businesses. During the quarter we leased out approximately 35,000 CEU of new container equipment, which contributed to our revenue and earnings this quarter. During the quarter we were also able to increase our overall container utilization to 94.1% on a CEU basis at the end of the quarter, from 92.1% at the beginning of the quarter, which has increased our revenue contribution from our depot equipment and reduced some of our overall storage costs during the quarter. We also successfully settled with a customer this quarter, contributing an additional $1.7 million to net income. Market pricing on new equipment transactions remains very aggressive and thus we intend to continue to manage the level of our investments in containers with what we believe to be acceptable returns on those investments.

“In September, Alphaliner estimated container trade growth of 5.2% for 2014. If world economic growth increases in 2015, then it is expected that containerized trade growth should also increase next year. We are watchful, however, for any changes in expectations for global economic growth as this is likely to impact demand for our equipment. Recent economic indicators have shown some global economic weakness, particularly in Europe. However, during the past quarter we have seen increased demand for equipment in both Asia and Europe, and we continue to get inquiries for equipment in these regions. We are pleased with that trend but will continue to monitor for any changes in demand.

“During the third quarter, we ordered an additional 500 rail cars for delivery in 2015 and 2016. We now have 920 rail cars being delivered by the end of 2015 and are pleased that over 90% are already under letters of intent with customers for attractive long term leases. We believe the US rail market remains very strong because of the increased traffic the railroads are experiencing, as well as congestion that is expected to persist with some of the railroads. Our rail cars available for lease are fully utilized and we expect rail car demand for all types of rail cars to remain strong for the remainder of this year and into 2015. We continue to look for opportunities to make further investments in used and new rail cars as we focus on expansion and diversification of our overall business. We expect a growing contribution to net income from our rail business in 2015.

“During the third quarter, we purchased an additional 0.6 million shares of our company, completing the 1.5 million share repurchase program that the Board of Directors had approved earlier in the year. The Board of Directors continues to evaluate the best opportunities to increase long term shareholder value and will consider further share repurchases in conjunction with economic market conditions and investment opportunities.”

Mr. Garcia concluded, “As we have said previously, the focus in our Company is to enhance long term shareholder value. We intend to continue to work towards achieving this goal by remaining disciplined with our pricing/return strategy, by reducing costs and improving asset utilization, by continuing to expand the mix of our investments to take advantage of the long term growth opportunities in different market segments, and through a disciplined, reasoned capital return strategy.”

_____________________________________

1 Refer to the Reconciliation of GAAP Amounts to Non-GAAP Amounts set out below

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	September 30,	December 31,
	2014	2013
Assets
Current assets
Cash	$19,048	$31,141
Cash held by variable interest entities	31,402	14,600
Accounts receivable (owned fleet), net of allowance for doubtful accounts
of $504 and $503 at September 30, 2014 and December 31, 2013, respectively	46,220	41,226
Accounts receivable (managed fleet)	8,619	10,646
Current portion of direct finance leases	17,466	12,998
Prepaid expenses	14,712	14,803
Other current assets	555	5,553
Total current assets	138,022	130,967
Restricted cash	8,488	9,253
Rental equipment, net of accumulated depreciation of $260,290 and $210,165 at September 30, 2014 and December 31, 2013, respectively
	1,565,149	1,465,092
Net investment in direct finance leases	79,890	68,210
Furniture, fixtures and equipment, net of accumulated depreciation of $1,987 and $1,697 at September 30, 2014 and December 31, 2013, respectively
	1,058	1,390
Intangible assets, net of accumulated amortization of $4,797 and $4,638 at September 30, 2014 and December 31, 2013, respectively
	368	677
Total assets	$1,792,975	$1,675,589

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,785	$8,002
Accrued expenses and other current liabilities	8,641	6,230
Due to container investors	13,815	14,815
Unearned revenue	8,199	6,862
Short term line of credit	75,000	-
Current portion of debt	108,216	74,080
Current portion of capital lease obligations	1,215	1,921
Rental equipment payable	44,792	45,181
Total current liabilities	266,663	157,091
Debt	1,055,335	1,058,628
Deferred income tax liability	41,751	41,378
Capital lease obligations	1,817	3,366
Total liabilities	1,365,566	1,260,463

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 20,782,776 and 22,240,673 shares at September 30, 2014 and December 31, 2013, respectively
	2	2
Additional paid-in capital	154,265	184,263
Accumulated other comprehensive loss	(4,317)	(2,356)
Retained earnings	276,735	232,623
Total CAI stockholders' equity	426,685	414,532
Non-controlling interest	724	594
Total stockholders' equity	427,409	415,126
Total liabilities and stockholders' equity	$1,792,975	$1,675,589

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue
Rental revenue	$55,380	$50,711	$157,557	$145,721
Management fee revenue	1,561	1,503	4,681	6,027
Finance lease income	2,262	1,684	6,541	6,096
Total revenue	59,203	53,898	168,779	157,844

Operating expenses
Depreciation of rental equipment	19,888	17,389	57,607	49,007
Amortization of intangible assets	95	227	293	681
Gain on disposition of used rental equipment	(1,237)	(1,329)	(4,561)	(5,822)
Storage, handling and other expenses	6,532	4,979	19,322	13,611
Marketing, general and administrative expenses	6,676	6,055	19,779	18,274
Loss on foreign exchange	70	374	387	199
Total operating expenses	32,024	27,695	92,827	75,950

Operating income	27,179	26,203	75,952	81,894

Interest expense	9,265	9,546	26,943	26,905
Write-off of deferred financing costs	-	-	-	1,108
Interest income	(1)	-	(6)	(4)
Net interest expense	9,264	9,546	26,937	28,009

Net income before income taxes and non-controlling interest	17,915	16,657	49,015	53,885
Income tax expense	1,482	1,320	4,857	5,550

Net income	16,433	15,337	44,158	48,335
Net income attributable to non-controlling interest	(38)	-	(46)	-
Net income attributable to CAI common stockholders	$16,395	$15,337	$44,112	$48,335

Net income per share attributable to CAI common stockholders

Basic	$0.78	$0.69	$2.08	$2.18
Diluted	$0.77	$0.68	$2.04	$2.13

Weighted average shares outstanding
Basic	20,936	22,186	21,193	22,139
Diluted	21,329	22,645	21,622	22,674

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of September 30,
			2014	2013

Owned container fleet in TEUs			935,365	856,121
Managed container fleet in TEUs			252,530	289,846
Total container fleet in TEUs			1,187,895	1,145,967

Owned container fleet in CEUs			975,745	889,220
Managed container fleet in CEUs			231,516	268,425
Total container fleet in CEUs			1,207,261	1,157,645

Owned railcar fleet in units			2,051	1,572

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Average Utilization
Container Fleet Utilization in TEUs	92.4%	92.0%	90.9%	92.1%
Container Fleet Utilization in CEUs	93.0%	92.8%	91.7%	93.0%

			As of September 30,
			2014	2013
Period Ending Utilization
Container Fleet Utilization in TEUs			93.7%	91.6%
Container Fleet Utilization in CEUs			94.1%	92.5%

Utilization is computed by dividing total units on lease, in CEUs (cost equivalent units) or TEUs (twenty foot equivalent units), by the total units in our fleet, in CEUs or TEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP rental revenue	$55,380	$50,711	$157,557	$145,721
Non-recurring settlement received from customer	(2,017)	-	(2,017)	-
Non-GAAP rental revenue	$53,363	$50,711	$155,540	$145,721

GAAP total revenue	$59,203	$53,898	$168,779	$157,844
Non-recurring settlement received from customer	(2,017)	-	(2,017)	-
Non-GAAP total revenue	$57,186	$53,898	$166,762	$157,844

GAAP net income attributable to CAI common stockholders	$16,395	$15,337	$44,112	$48,335
Non-recurring net settlement received from customer	(1,856)	-	(1,856)	-
Tax effect of non-recurring net settlement received from customer	184	-	184	-
Write-off of deferred financing costs	-	-	-	1,108
Tax effect of write-off of deferred financing costs	-	-	-	(137)
Non-recurring tax charge	-	(27)	626	(81)
Non-GAAP net income attributable to CAI common stockholders	$14,723	$15,310	$43,066	$49,225

Diluted net income per share attributable to CAI common stockholders
GAAP	$0.77	$0.68	$2.04	$2.13
Non-GAAP (excluding non-recurring tax charge, non-recurring net settlement received from customer and the write-off of deferred financing costs, and related tax effects)	$0.69	$0.68	$1.99	$2.17

Weighted average number of common shares used to calculate (in thousands)
GAAP and non-GAAP diluted net income per share attributable to CAI common stockholders	21,329	22,645	21,622	22,674

Conference Call

A conference call to discuss the financial results for the third quarter of 2014 will be held on Tuesday, October 28, 2014 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q3 2014 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes rental revenue, revenue, net income and earnings per share adjusted to reflect the impact of a non-recurring settlement received from a customer and related tax effects, the write-off of certain deferred financing costs and related tax effects, and a non-recurring tax charge. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of September 30, 2014, the company operated a worldwide fleet of approximately 1,188,000 TEUs of containers through 17 offices located in 13 countries including the United States. CAI also owns a fleet of railcars, which it leases within North America.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of the company to convert letters of intent with its customers to binding contracts, potential to sell the company’s securities to the public and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com